Exhibit 99.1

For Immediate ReleaseContact:

David Portnoy

Chairman and Co-Chief Executive Officer

Cryo-Cell International, Inc.

813-749-2100

dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS FISCAL FIrst Quarter 2021 FINANCIAL RESULTS

OLDSMAR, FL – April 14, 2021 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal first quarter ended February 28, 2021.

Financial Results

Revenue

The revenues for the first quarter of fiscal 2021 were $6.86 million compared to $7.62 million for the first quarter of fiscal 2020. The revenues for the first quarter of fiscal 2021 consisted of $6.74 million in processing and storage fee revenue, $38,000 in product revenue and approximately $84,000 in public banking revenue compared to $7.41 million in processing and storage fees, approximately $60,000 in product revenue and approximately $154,000 in public banking revenue for the first quarter of fiscal 2020.

Net Income

The Company reported net income of approximately $694,000 or $0.09 per basic common share and $0.08 per diluted common share for the three months ended February 28, 2021 compared to net income of approximately $687,000, or $0.09 per basic common share and $0.08 per diluted common share for the same period in 2020. Net income for the three months ended February 28, 2021 resulted from a 10% decrease in revenue, a 20% decrease in cost of sales and an 11% decrease in selling, general and administrative expenses.  Also, for the three months ended February 28, 2021, the Company recorded an increase of approximately $152,000 to the fair value of the contingent consideration.  The change in the fair value of the contingent consideration for the three months ended February 28, 2021 was approximately $152,000 compared to ($51,000) for the three months ended February 29, 2020. The contingent consideration is the current valuation of the potential earnout that Cord:Use Cord Blood Bank, Inc. is entitled to from the Company’s sale of the public cord blood inventory from and after closing of the acquisition of substantially all of Cord:Use’s assets.

David Portnoy, Chairman of the Board and Co-CEO, commented, “We are pleased to be able to report these results in light of the worldwide COVID-19 pandemic that dramatically affected consumer confidence.  The uncertain health impact of the virus on a pregnancy has clearly lowered the number of births in the last year.”

Mr. Portnoy continued, “We are actively working on our plans for the future, which include many new opportunities related to our licensing agreement with Duke University and look forward to sharing more details in the near future.”

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its family bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s mission is to provide clients with state-of-the-art cord blood and cord tissue cryopreservation services, raise awareness of the opportunity for expectant parents to bank or donate their baby’s cord blood and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements herein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the success of the Company’s initiative to expand its core business units to include biopharmaceutical manufacturing and operating clinics, the uncertainty of profitability from its biopharmaceutical manufacturing and operating clinics, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s umbilical cord blood and cord tissue license agreements, together with the associated intellectual property and their ability to provide the Company with royalty fees, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.